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COLLECTIVE BRANDS INC. NAMES BETTY CLICK AS SENIOR VICE PRESIDENT, HUMAN RESOURCES

Click Succeeds Jay Lentz, Who Retires this Summer After More Than 20 Years with the Company

TOPEKA, KAN., July 17, 2008 - Collective Brands, Inc. announced today that its Board of Directors has elected Betty Click as senior vice president, human resources for the company, effective August 3, 2008. Click succeeds Jay Lentz, who served in the role since 2001, and who will retire August 1 after more than 20 years of service in various HR roles for the company.

“Jay has made significant and lasting contributions to Payless, especially in key areas of our corporate culture as we have evolved to Collective Brands, Inc.,” said Matthew Rubel, chairman and chief executive officer, Collective Brands, Inc. “He’s helped us create a world-class organization with actively engaged associates well-aligned with our strategic mission. We thank him for his leadership and wish him well in his retirement.”

“We are pleased to announce Betty Click as our new senior vice president of human resources,” continued Rubel. “Our people are the key to our success and Betty has been integral in leading our human resource efforts as our company has quickly evolved from a retail company to a high-performance organization with three strategic units covering wholesale, retail and licensing businesses with dynamic and varying needs. She has made powerful contributions in building our centers of excellence -- shared corporate resources in global supply chain and sourcing operations -- into superior teams that now support the needs of our expanded organization.  We look forward to her continued positive impact and HR leadership as we continue to grow and expand our company’s presence in the global market.”

Click joined Payless in 2002 as vice president, HR solutions, responsible for recruiting, staffing, organizational development, learning, development, compensation and benefits. In 2005, she was named to vice president, HR operations and learning and development, where she led the HR generalist team that consults on HR and talent management strategies supporting the retail operations and global sourcing and supply chain teams for Collective Brands, Inc., two of the largest shared functions of the organization. Prior to joining Payless, since 1987, Click was at Verizon Communications and the former GTE, where she served in a range of HR roles to support the company in its evolution and expansion. Her most recent role was vice president, HR/corporate staff and just prior, executive director compensation strategies, where she led the compensation strategy, design and delivery for Verizon’s 70,000-associate management team. She also held the role of director, international human resources, where she was responsible for staffing, HR strategies and support for international acquisitions, mergers and privatization initiatives. Click also served in various other roles of increasing responsibility within and outside of HR during her tenure at GTE. She graduated in 1992 from Texas Woman’s University in Denton, Texas with a bachelor’s of business administration degree with an emphasis in personnel management.

Collective Brands, Inc. (NYSE: PSS) is a leader in bringing compelling lifestyle, fashion and performance brands for footwear and related accessories to consumers worldwide. The company operates three strategic units covering a powerful brand portfolio, as well as multiple price points and selling channels including retail, wholesale, ecommerce and licensing. Collective Brands, Inc. includes Payless ShoeSource, focused on democratizing fashion and design in footwear and accessories through its more than 4,500-store retail chain, with its brands American Eagle™, Airwalk®, Dexter®, Champion® and designer collections Abaeté for Payless, Lela Rose for Payless and alice + olivia for Payless, among others; Stride Rite, focused on lifestyle and athletic branded footwear and high-quality children’s footwear sold primarily through wholesaling, with its brands including Stride Rite®, Keds®, Sperry Top-Sider®, Robeez®, and Saucony®, among others; and Collective Licensing International, the brand development, management and global licensing unit, with such youth lifestyle brands as Airwalk®, Vision Street Wear®, Lamar®, Sims®, LTD®, genetic®, Dukes™, Rage®, Ultra-Wheels®, and Skate Attack®. Information about, and links for shopping on, each of the Collective Brand’s units can be found at http://www.collectivebrands.com.

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